OFFICE
DEPOT(R)
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------


CONTACT: Eileen H. Dunn
         Vice President, Investor Relations/public Relations
         561/438-4930
         edunn@officedepot.com


                OFFICE DEPOT ANNOUNCES THIRD QUARTER 2001 RESULTS
          O    Operating Profit Increases 107% and Eps Up 25% Over Prior Year
          O    Strong Gross Margin Improvement Across All Businesses
          O    Operating Cost Percentages in Bsg Reach a Five Year Low
          O    Free Cash Flow Rises 110%

(DELRAY BEACH, FL) OCTOBER 17, 2001 - OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced third quarter results for the period ended September 29, 2001.

Sales for the third quarter of 2001 decreased 1% to $2.8 billion compared to the third quarter in 2000. For the first nine months of 2001, sales decreased 2% to $8.4 billion compared to the same period last year. Comparable worldwide sales in the 824 stores and 40 delivery centers that have been open for more than one year decreased 2% for the third quarter and 1% for the first nine months of 2001. Worldwide e-commerce sales grew 60% to $402.0 million during the quarter, and 69% to $1.1 billion for the first nine months of 2001, compared to their respective periods in 2000.

Operating profit for the third quarter of 2001 increased 107% to $101.5 million dollars compared to the third quarter in 2000. For the first nine months of 2001, operating profit declined 7% to $279.0 million as compared to the same period last year. Included in the 2001 operating profit was an after tax gain of $6.7 million for the third quarter and nine months from the planned sale of the Company's warehouse facility in London, and after tax costs totaling $24.7 million for the third quarter and $24.9 million for nine months, primarily related to the resolution of certain non-recurring employee claims and the write-down of impaired assets in existing stores in accordance with FAS 121 guidance. Operating profit in 2000 included after tax charges of $16.3 million for the third quarter and $22.2 million for the first nine months, primarily to provide for the severance costs associated with a number of changes in the Company's senior executive management.

Earnings per share grew 25%, as the Company recorded net income of $62.5 million (or $0.20 per share) for the third quarter of 2001 as compared to $50.6 million (or $0.16 per share) for the same period in 2000. Third quarter results for 2000 included after tax gains on the sale of investments of $24.6 million.

Excluding non-recurring events, the Company generated net income of $80.1 million (or $0.26 per share) for the third quarter of 2001, an increase of 89% over the $42.3 million (or $0.14 per share) reported in the third quarter in 2000.

On a year-to-date basis, the Company recorded net income of $160.8 million (or $0.53 per share) for the first nine months of 2001 as compared to $217.6 million (or $0.67 per share) for the same period in 2000. Included in the results for the first nine months of 2001 were after tax charges related to write-downs of investments in certain Office Depot Internet marketing partners totaling $5.4 million. Results for the first nine months of 2000 included after tax gains on the sale of investments of $36.5 million.

Bruce Nelson, Office Depot's CEO, commented, "Our impressive third quarter results reflect the enormous operating performance improvements we have made in the past year, despite the very difficult domestic economic environment, only exacerbated by the tragic events of September 11. This quarter was the first time in ten quarters that operating profit exceeded year-over-year comparisons. While total sales decreased 1%, operating profit (before non-recurring charges) rose to 4.6% of sales, its highest level since the first quarter of 2000. The economic slowdown following the events of September 11 negatively impacted sales by an estimated $58 million in the third quarter, but we were still able to generate $525 million in free cash flow during the first nine months of 2001, a 110% improvement over the same period last year.

"I am most encouraged by our operating performance this quarter and our results should give shareholders some insight into our true earnings potential, once stability and growth return to the U.S. and world economies. During the past three quarters, we have consistently demonstrated our ability to execute, and to meet or exceed our commitments to employees, customers and shareholders. While the short-term outlook for our economy is uncertain, Office Depot's long-term prospects for consistent revenue and earnings growth have never been better. We are fully committed to continually growing our worldwide industry leadership position.

FOURTH QUARTER OUTLOOK

"Looking ahead, as the full economic impact of the terrorist attacks on America and the world continues to unfold, there are too many economic and political uncertainties to accurately predict our customers' purchasing patterns over the next several months and the related impact on our operating results. During the early part of the fourth quarter, our North American Retail and BSG comp sales have not yet returned to their pre-September 11 levels.

"We do expect our gross margins, compared to last year, will remain strong, and that our relentless focus on execution and achieving operating improvements will continue to offset some of the sales shortfall we are experiencing.

"Retail comps after September 11 and in the first two weeks of the fourth quarter were tracking in the negative teens range, significantly below our negative mid-single digit expectation prior to September 11, with much weaker comps on weekends than during the week. However, during the past week there has been some improvement in comp sales trends. Higher ticket items such as technology are performing worse than core office supplies, and store transaction counts are down across the entire chain. At this time, it is virtually impossible to predict spending trends for the upcoming holiday season. Historically, December is our third largest retail sales month of the year, heavily influenced by holiday business purchases.

"Current trends in our BSG are in the negative single digit range, but as more and more corporate layoffs continue, our confidence in positive growth for our medium to large-size customer base is beginning to erode. So far in the fourth quarter, we have not seen any significant signs of slowing growth in our International business, although there is some weakness in Germany. At this point in time, our International business remains on track to meet current expectations."

Nelson concluded his remarks with, "It is still too early in the quarter to provide detailed guidance on our overall expectations for the fourth quarter. However, if current sales trends continue and the outlook for the holiday season at retail remains grim, we see a $0.03 to $0.05 risk to current consensus numbers for the fourth quarter. As we have done in the past, we will provide further insight and guidance on our operating performance for the fourth quarter with our mid-quarter update scheduled for the middle part of November."

ADDITIONAL THIRD QUARTER HIGHLIGHTS:

          o Acquired 4Sure.com, Inc. and the businesses of its two Web-based retail outlets, Computers4Sure.com and Solutions4Sure.com. This acquisition enables Office Depot to target a unique customer segment with a team of highly trained, technically experienced professionals dedicated to offering the "tech savvy" buyer both broad technical knowledge and superior customer service. 4Sure.com maintains a "virtual" inventory of more than 60,000 products that are drop shipped directly to customers.
          o Successfully completed a $250 million, seven year senior subordinated note offering.
          o Launched the European Business Services Division into France - our fourth new country in less than 12 months. This new international channel enables Office Depot to target medium to large-sized corporate accounts through outside sales representatives serviced from the Company's existing extensive logistics network.
          o Launched our ninth Viking e-commerce Web site in Austria under the URL WWW.VIKINGDIREKT.AT. The Company now offers 14 unique Web sites in nine countries around the world, including 12 public Web sites and two customized contract business-to-business sites.
          o Named by Ziff Davis SMART BUSINESS magazine as one of the top 50 U.S. companies that has successfully used the Internet to expand and enhance our business.

                                 SEGMENT RESULTS

NORTH AMERICAN RETAIL DIVISION


                                                            THIRD QUARTER                    YEAR-TO-DATE

-------------------------------------------------- --------------- ---------------- --------------- ----------------
            (IN MILLIONS OF DOLLARS)                    2001            2000             2001            2000
-------------------------------------------------- --------------- ---------------- --------------- ----------------
Sales                                                    $1,469.5         $1,587.1        $4,364.9         $4,798.8
COGS and Occupancy Costs                                  1,110.6          1,257.3         3,359.9          3,729.3
                                                          -------          -------         -------          -------
     Gross Profit                                           358.9            329.8         1,005.0          1,069.5
Operating and Selling Expenses                              270.8            244.0           757.4            723.9
                                                            -----            -----           -----            -----
     Segment Operating Profit                                88.1             85.8           247.6            345.6
-------------------------------------------------- --------------- ---------------- --------------- ----------------


Sales in the North American Retail Division declined 7% in the third quarter and 9% for the first nine months of 2001 as compared to the same periods last year. Comparable store sales in the 792 stores in the U.S. and Canada that have been open for more than one year decreased by 7% in the third quarter and 9% for the first nine months of 2001 in comparison to the third quarter and first nine months of 2000, respectively.

Comparable retail sales trends prior to September 11 were tracking in the negative 4-5% range, consistent with the Company's previous guidance. For the three weeks after the September 11 attacks, retail comparable store sales fell into the negative teens range, resulting in a full quarter performance of negative 7%. The Company estimates that the events of September 11 negatively impacted retail sales by approximately $35 million dollars. Sales of technology products, while weak prior to September 11, were more heavily impacted in the period following the terrorist attacks.

Gross margins in the North American Retail Division improved 364 basis points in the quarter as a result of the continued mix shift away from technology, our successful re-merchandising initiatives, and improved margins on Back-to-School products, as well as easier comparisons because of last year's paper, ink and toner price reductions. Operating costs as a percent of sales, excluding non-recurring items, rose 128 basis points as a result of the loss of leverage from negative retail comparable sales performance that was exacerbated after September 11.

Included in store operating profit were costs totaling $26.1 million ($17.0 million after tax benefits) primarily related to the write-down of impaired assets in existing stores in accordance with FAS 121 guidance. These costs are related to asset impairments on 23 stores, a majority of which did not have sufficient operating performance at the time we completed our comprehensive business review in the latter months of 2000 to warrant action. Before the impact of these charges, store operating profit rose to 7.8% of sales, its highest level since the first quarter of 2000.

CEO Nelson commented, "This is an admirable achievement in light of the overall economy and the estimated $35 million negative sales impact following the events of September 11. It is a testimony to the remarkable improvements in customer service and execution that our 26,000 North American Retail employees have accomplished."

During the third quarter, we opened 17 new office supply superstores, net of closures, in 10 states and one Province. At the end of the quarter, Office Depot operated a total of 846 office product superstores throughout the United States and Canada.

BUSINESS SERVICES GROUP ("BSG")


                                                            THIRD QUARTER                    YEAR-TO-DATE

-------------------------------------------------- --------------- ---------------- --------------- ----------------
            (IN MILLIONS OF DOLLARS)                    2001            2000             2001            2000
-------------------------------------------------- --------------- ---------------- --------------- ----------------
Sales                                                      $947.1           $899.2        $2,841.9         $2,653.8
COGS and Occupancy Costs                                    643.7            627.4         1,951.0          1,823.5
                                                            -----            -----         -------          -------
     Gross Profit                                           303.4            271.8           890.9            830.3
Operating and Selling Expenses                              211.7            216.5           664.8            644.3
                                                            -----            -----           -----            -----
     Segment Operating Profit                                91.7             55.3           226.1            186.0
-------------------------------------------------- --------------- ---------------- --------------- ----------------


Sales in the Business Services Group increased 5% for the third quarter and 7% for the first nine months of 2001 as compared to the corresponding periods last year. Included in third quarter BSG results for the first time were the sales of 4Sure.com. Excluding sales from 4sure.com, BSG sales increased 3% for the third quarter of 2001.

Prior to September 11, BSG comparable sales trends (excluding the benefit from 4Sure.com) tracked in the 4% range, consistent with the Company's previous guidance. Sales dropped off to the negative single digit range immediately after the attacks, which resulted in comparable sales performance in the quarter of approximately 3%, a loss of almost $15 million in revenues.

Gross margins for BSG improved 181 basis points in part from the Company's continued strict adherence to its volume dependent pricing programs. Operating and selling expenses have continued to improve both on a year-over-year and a sequential basis as a result of the Group's focus on productivity and efficiency, and tight control over discretionary spending. On a year-over-year basis, expenses in the third quarter declined 172 basis points as a percentage of sales and 136 basis points as compared to the second quarter of 2001. While some of the improvement has been masked by the loss of leverage from slowing sales, operating and selling expenses as a percentage of sales reached their lowest level in over five years.

Nelson noted, "I am extremely proud of our BSG organization for their ability to dramatically improve all aspects of customer service and at the same time consistently lower operating costs. Year-to-date operating profit in this business segment has grown by 22% while revenues have grown by 7%."

INTERNATIONAL DIVISION


                                                            THIRD QUARTER                    YEAR-TO-DATE

-------------------------------------------------- --------------- ---------------- --------------- ----------------
            (IN MILLIONS OF DOLLARS)                    2001            2000             2001            2000
-------------------------------------------------- --------------- ---------------- --------------- ----------------
Sales                                                      $366.7           $337.6        $1,149.3         $1,071.6
COGS and Occupancy Costs                                    219.9            203.6           690.1            645.9
                                                            -----            -----           -----            -----
     Gross Profit                                           146.8            134.0           459.2            425.7
Operating and Selling Expenses                               87.4             89.0           286.9            287.7
                                                             ----             ----           -----            -----
     Segment Operating Profit                                59.4             45.0           172.3            138.0
-------------------------------------------------- --------------- ---------------- --------------- ----------------


Sales in the International Division increased 9% (12% excluding the foreign currency effect) in the third quarter and 7% (15% excluding the foreign currency effect) for the first nine months of 2001 over the comparable periods last year. The economic difficulties which followed the tragedies of September 11 did impact sales somewhat in our larger European countries, which resulted in an estimated $8 million sales impact for the quarter.

Gross margins in the International Division have improved despite the introduction of our lower margin contract sales in the U.K., Ireland and The Netherlands. Operating profit improved 32% in the third quarter (35% excluding the foreign currency effect) and 25% for the first nine months of 2001 (33% excluding the foreign currency effect), as compared to the third quarter and first nine months of 2000, respectively.

Unfavorable exchange rates earlier in the quarter impacted reported sales by approximately $12.5 million for the quarter. For the first nine months of the year, unfavorable exchange rates impacted U.S. dollar sales by approximately $81.1 million. Operating profit continues to be negatively impacted by unfavorable exchange rates by approximately $0.9 million in the third quarter and $10.2 million in the first nine months of 2001.

Included in segment operating profit was an after tax gain of $6.7 million related to the planned sale of the Company's London warehouse. In August, the Company relocated its operations to a new 320,000 sq. ft. facility designed to better serve its growing multi-channel business in the U.K. Excluding the one-time gain, store and warehouse operating profit was $49.2 million or 13% of sales, consistent with the Company's previous guidance.

Nelson commented, "Our International business continues to be the most consistent and best overall performing segment of our business. Our profitability and growth is unmatched by any worldwide industry competitor. It remains our fastest growing business segment (in local currencies) and has the largest potential for future growth. While others struggle to achieve acceptable international profitability levels, we continue to invest for an even better future."

Office Depot retail stores operate in the following countries, through a combination of wholly owned operations, joint ventures and international licensing agreements:


                                                       THIRD QUARTER ACTIVITY          OPEN AT QUARTER END

--------------------------------------------------- ------------ ----------------- -------------- -------------
                 Number of Stores                     Opened          Closed                2001          2000
--------------------------------------------------- ------------ ----------------- -------------- -------------
Mexico  (Joint Venture)                                       2                 -             57            46
France *                                                      2                 1             28            28
Israel  (Joint Venture & License)                             1                 -             23            22
Poland  (License)                                             -                 -             16            16
Japan *                                                       -                 -              7             7
Hungary  (License)                                            -                 -              3             3
Thailand  (License)                                           -                 -              2             2
Colombia (Operations have been terminated)                    -                 -              -             2
                                                    ------------ ----------------- -------------- -------------
     Total                                                    5                 1            136           126
--------------------------------------------------- ------------ ----------------- -------------- -------------
* Office Depot wholly owned stores


Along with its retail stores, the Company also has delivery and catalog operations in 14 countries outside of the United States and Canada.

--------------------------------------------------------------------------------
CONFERENCE CALL INFORMATION
Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today's date. The conference call will be available to all investors via Webcast at www.officedepot.com/companyinfo under Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.
--------------------------------------------------------------------------------

As of September 29, 2001 Office Depot operated 846 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 25 delivery centers, more than 60 local sales offices and 12 regional call centers. Furthermore, the Company had operations in 16 countries outside of the United States and Canada, including 28 office supply stores in France and seven in Japan that are owned and operated by the Company; and 101 additional office supply stores under joint venture and licensing agreements operating under the Office Depot(R) name in five foreign countries. The Company also operates an award-winning U.S. Office Depot(R) brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, and it operates www.officedepot.co.jp in Japan and www.officedepot.fr in France as well as Viking(R) brand Web sites at www.vikingop.com in the United States, www.viking-direct.co.uk in the United Kingdom, www.viking.de in Germany, www.vikingdirect.nl in The Netherlands, www.vikingop.it in Italy, www.vikingop.com.au in Australia, www.vikingop.co.jp in Japan, www.vikingdirect.fr in France and www.vikingdirekt.at in Austria. Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AS AMENDED. FORWARD-LOOKING STATEMENTS, INCLUDING WITHOUT LIMITATION ALL OF THE PROJECTIONS AND ANTICIPATED LEVELS OF FUTURE PERFORMANCE, INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. THESE RISKS AND UNCERTAINTIES ARE DETAILED FROM TIME TO TIME BY OFFICE DEPOT IN ITS FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING WITHOUT LIMITATION ITS MOST RECENT FILING ON FORM 10-K, FILED ON MARCH 27, 2001 AND ALL SUBSEQUENT FILINGS WITH THE SEC. YOU ARE STRONGLY URGED TO REVIEW ALL SUCH FILINGS FOR A MORE DETAILED DISCUSSION OF SUCH RISKS AND UNCERTAINTIES. THE COMPANY'S SEC FILINGS ARE READILY OBTAINABLE AT NO CHARGE AT WWW.SEC.GOV AND AT WWW.FREEEDGAR.COM, AS WELL AS ON A NUMBER OF OTHER COMMERCIAL WEB SITES.


                                                      OFFICE DEPOT, INC.
                                        CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                         (UNAUDITED)


                                                     13 WEEKS            13 WEEKS            39 WEEKS            39 WEEKS
                                                      ENDED                ENDED               ENDED              ENDED
                                                  SEPTEMBER 29,        SEPTEMBER 23,       SEPTEMBER 29,      SEPTEMBER 23,
                                                       2001                2000                2001                2000
                                                -------------------  ------------------  ------------------ -------------------

Sales                                                 $  2,782,493        $  2,822,991        $  8,353,910        $  8,521,498
Cost of goods sold and occupancy costs                   1,973,965           2,087,769           5,999,813           6,197,117
                                                -------------------  ------------------  ------------------ -------------------

  Gross profit                                             808,528             735,222           2,354,097           2,324,381

Store and warehouse operating
  and selling expenses                                     569,507             549,200           1,708,291           1,654,940
General and administrative expenses                        133,052             137,243             361,957             358,645
Other operating expenses                                     4,444               (354)               4,893               9,834
                                                -------------------  ------------------  ------------------ -------------------


  Operating profit                                         101,525              49,133             278,956             300,962

Other income (expense):
  Interest income                                            4,155               2,666               7,979               9,551
  Interest expense                                        (12,153)             (9,318)            (30,949)            (23,584)
  Miscellaneous income (expense), net                        2,565              39,310             (3,861)              59,899
                                                -------------------  ------------------  ------------------ -------------------

  Earnings before income taxes                              96,092              81,791             252,125             346,828

Income taxes                                                33,632              31,169              91,362             129,233
                                                -------------------  ------------------  ------------------ -------------------

   Net earnings                                        $    62,460          $   50,622         $   160,763         $   217,595
                                                ===================  ==================  ================== ===================

Earnings per common share:
   Basic                                                $     0.21          $     0.17          $     0.54          $     0.69
   Diluted                                                    0.20                0.16                0.53                0.67

Weighted average number of common shares outstanding:
   Basic                                                   298,375             304,111             297,185             313,804
   Diluted                                                 317,594             330,215             314,538             340,709



                               OFFICE DEPOT, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                           AS OF                    AS OF
                                                                       SEPTEMBER 29,             DECEMBER 30,
                                                                           2001                      2000
                                                                    --------------------      -------------------
Assets

Current assets:
  Cash and cash equivalents                                                $    539,876              $   151,482
  Receivables, net                                                              821,527                  896,333
  Merchandise inventories, net                                                1,100,398                1,420,825
  Deferred income taxes and other assets                                        174,812                  230,449
                                                                    --------------------      -------------------
     Total current assets                                                     2,636,613                2,699,089

Property and equipment, net                                                   1,098,578                1,119,306
Goodwill, net                                                                   268,923                  219,971
Other assets                                                                    177,751                  157,968
                                                                    --------------------      -------------------
                                                                          $   4,181,865             $  4,196,334
                                                                    ====================      ===================
Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                                        $   1,028,719             $  1,136,994
  Accrued expenses and other liabilities                                        589,717                  580,966
  Income taxes payable                                                           73,803                   37,118
  Current maturities of long-term debt                                           92,741                  153,259
                                                                    --------------------      -------------------
     Total current liabilities                                                1,784,980                1,908,337

 Deferred income taxes and other credits                                         66,335                   88,247
 Long-term debt, net of current maturities                                      318,755                  374,061
 Zero coupon, convertible subordinated notes                                    232,878                  224,438

Commitments and Contingencies

Stockholders' Equity
 Common stock - authorized 800,000,000 shares
    of $.01 par value; issued 381,903,126 in
    2001 and 378,688,359 in 2000                                                  3,819                    3,787
 Additional paid-in capital                                                     967,227                  939,214
 Unamortized value of long-term incentive stock grant                           (2,547)                  (2,793)
 Accumulated other comprehensive income                                        (64,894)                 (53,490)
 Retained earnings                                                            1,677,454                1,516,691
 Treasury stock, at cost - 82,190,548 shares in 2001
   and 2000                                                                   (802,142)                (802,158)
                                                                    --------------------      -------------------
                                                                              1,778,917                1,601,251
                                                                    --------------------      -------------------
                                                                          $   4,181,865             $  4,196,334
                                                                    ====================      ===================



                               OFFICE DEPOT, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                             39 WEEKS                   39 WEEKS
                                                                               ENDED                     ENDED
                                                                           SEPTEMBER 29,             SEPTEMBER 23,
                                                                               2001                       2000
                                                                         ------------------        -------------------

Cash flows from operating activities:
  Net earnings                                                                 $   160,763                $   217,595
  Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation and amortization                                               146,879                    144,634
       Provision for losses on inventories and receivables                          88,815                     75,850
       Changes in working capital                                                  210,300                     28,731
       Loss (gain) on investment securities                                          7,950                   (57,950)
       Write-down of impaired assets                                                26,079                        ---
       Other operating activities, net                                              28,347                     26,369
                                                                         ------------------        -------------------
     Net cash provided by operating activities                                     669,133                    435,229
                                                                         ------------------        -------------------

Cash flows from investing activities:
  Proceeds from maturities or sales of investment securities                           ---                     54,006
  Acquisitions and asset purchases                                                (52,481)                   (24,612)
  Capital expenditures                                                           (143,927)                  (185,473)
  Proceeds from sale of property and equipment                                      22,837                      4,270
                                                                         ------------------        -------------------
     Net cash used in investing activities                                       (173,571)                  (151,809)
                                                                         ------------------        -------------------

Cash flows from financing activities:
  Proceeds from exercise of stock options and sale of stock
      under stock purchase plans                                                    20,681                      9,713
  Acquisition of treasury stock                                                        ---                  (280,378)
  Proceeds from issuance of long-term debt                                         255,094                        ---
  Payments on long- and short-term borrowings                                    (373,700)                        ---
  Other financing activities                                                           ---                      6,688
                                                                         ------------------        -------------------
     Net cash used in financing activities                                        (97,925)                  (263,977)
                                                                         ------------------        -------------------

 Effect of exchange rate changes on cash and cash equivalents                      (9,243)                   (12,544)
                                                                         ------------------        -------------------

  Net increase in cash and cash equivalents                                        388,394                      6,899
     Cash and cash equivalents at beginning of period                              151,482                    218,784
                                                                         ------------------        -------------------
     Cash and cash equivalents at end of period                                $   539,876                $   225,683
                                                                         ==================        ===================
